Exhibit 10.3

SUDARSHAN HEBBAR - AMENDMENT TO EMPLOYMENT OFFER LETTER

This Amendment is entered into as of March 20, 2025 by CalciMedica, Inc. (the “Company”) and Sudarshan Hebbar, M.D. (“Employee”) and amends that certain employment Offer Letter from the Company to Employee dated August 24, 2015 (“Offer Letter”).

WHEREAS, Employee is currently an executive officer of the Company;

WHEREAS, the Board of Directors of the Company has approved an amendment to the employment offer letters of certain executives of the Company to adjust their severance benefits payable in the event employment is terminated by the Company prior to a Change in Control for reasons other than Cause or Good Reason( as such terms are defined in Appendix A attached hereto), death or disability; and

WHEREAS, it is the intent of the parties that this Amendment replace the provisions regarding severance benefits set forth in Employee’s Offer Letter.

NOW THEREFORE, the parties agree as follows:

1.
In the event (i) Employee’s employment is terminated without Cause or for Good Reason (each as defined in Appendix A attached hereto) and provided that Employee (ii) remains in compliance with his continuing obligations to the Company, (iii) Employee resigns from any other positions or roles held with or on behalf of the Company, and (iv) Employee provides the Company with an executed release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company (a “Release”) within sixty (60) days after such termination and allow the Release to become fully effective by its terms (clauses (i) through (iv) collectively, the “Severance Conditions”), Employee shall be entitled to receive the following severance benefits:
(a)
Nine (9) months of salary continuation payments, paid subject to required withholdings and deductions, paid on the Company’s customary payroll schedule, commencing on the first payroll date that is at least three (3) business days after the Severance Conditions have been satisfied and continuing over the nine (9) month period thereafter; and
(b)
If Employee timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 or applicable state insurance laws (collectively, “COBRA”), the Company shall reimburse Employee for the monthly COBRA premium paid by Employee for Employee and his dependents for COBRA continuation coverage. Such reimbursement shall be paid to Employee in accordance with the Company’s customary reimbursement procedures following the date that Employee timely remits to the Company documentation of the fact and amount of such premium payment (which documentation must be submitted to the Company within sixty (60) days after the date the payment was made). Employee shall be eligible to receive the foregoing reimbursement during the period from the termination date until the earliest of: (i) the nine (9)-month anniversary of Employee’s termination date; (ii) the date Employee is no longer eligible for COBRA continuation coverage; and (iii) the date on which Employee becomes eligible to receive substantially similar coverage from another employer or other source (the “COBRA Premium Period”). Employee will be responsible for timely payment of all COBRA premiums (including, without limitation, all administrative expenses), and agrees to timely notify the Company if Employee becomes eligible for health insurance through another employer or other source before the nine-month anniversary of Employee’s termination date. Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that the payment of the foregoing COBRA reimbursements would result in a violation of applicable law (including, but not limited to, Section 105(h) of the Internal Revenue Code of 1986, as amended, Section 2716 of the Public Health Service Act, or any statute or regulation of similar effect) or is otherwise impracticable, then, in lieu of providing the COBRA reimbursement benefit, the Company will instead pay Employee on the last day of each remaining month of the COBRA Premium Period, a fully taxable cash payment equal to the COBRA reimbursement amount for that month, subject to applicable tax withholdings. Employee may, but is not obligated to, use this taxable payment to pay for medical expenses, including COBRA premiums.

Notwithstanding the foregoing, if Employee’s termination occurs in connection with a Change of Control and Employee is eligible for severance under the Company’s Change in Control Severance Policy (the “Severance Policy”), Employee’s severance rights shall be governed exclusively by the Severance Policy, and not this Amendment. Employee may not cumulate any severance benefit under this Amendment with any other severance benefits made available by the Company pursuant to any written agreement, plan or policy.

For the avoidance of doubt, Employee will not be eligible for severance benefits pursuant to this Amendment if Employee’s employment terminates due to Employee’s death, Disability or voluntary resignation of employment (without Good Reason). (For purposes of the foregoing, a “Disability” shall exist if Employee is unable to perform the essential functions of Employee’s position (with or without accommodation) for more than six (6) months in any twelve (12) month period, or for more than four (4) consecutive months. This provision shall be interpreted and construed in accordance with the federal Americans with Disabilities Act of 1990 and all other applicable laws.)

2.
Code Section 409A Compliance.

Notwithstanding anything set forth in this Amendment to the contrary, any severance payments and benefits provided pursuant to this Amendment which constitute “deferred compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A shall not commence until Employee have incurred a “separation from service” (as such term is defined in the Treasury Regulation Section 1.409A-1(h) (“Separation From Service”),

unless the Company reasonably determines that such amounts may be provided to Employee without causing Employee to incur the additional 20% tax under Section 409A.

For the avoidance of doubt, it is intended that the payments and benefits set forth in this Amendment satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9) and this Amendment will be construed to the greatest extent possible as consistent with those provisions. To the extent not so exempt, this Amendment (and any definitions hereunder) will be construed in a manner that complies with Section 409A and incorporates by reference all required definitions and payment terms. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A 2(b)(2)(iii)), Employee’s right to receive any installment payments under this Amendment (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Amendment, if the Company (or, if applicable, the successor entity thereto) determines that any payments upon Employee’s Separation From Service set forth herein and/or under any other agreement with the Company constitute “deferred compensation” under Section 409A and Employee is, on Employee’s Separation From Service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely, to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the payments upon Employee’s Separation From Service shall be delayed until the earlier to occur of: (a) the date that is six months and one day after Employee’s Separation From Service or (b) the date of Employee’s death (such applicable date, the “Specified Employee Initial Payment Date”). On the Specified Employee Initial Payment Date, the Company (or the successor entity thereto, as applicable) shall (A) pay Employee a lump sum amount equal to the sum of the payments that Employee would have otherwise received through the Specified Employee Initial Payment Date if the commencement of the payment of the severance benefits had not been so delayed pursuant to this section and (B) commence paying the balance of the severance benefits in accordance with the applicable payment schedules set forth in this Amendment.

None of the severance benefits under this Amendment will commence or otherwise be delivered prior to the effective date of the Release. If the period of time Employee has to execute the Release “crosses over” two (2) calendar years, the Release will be deemed to have been executed on the 60th day after the date of termination. Except to the minimum extent that payments must be delayed because Employee is a “specified employee” (as described above) or until the effectiveness of the Release, all amounts will be paid as soon as practicable in accordance with the Company’s normal payroll practices and no interest will be due on any amounts so deferred.

3. The Offer Letter shall be and continues to remain in full force and effect, except as modified by this Amendment.

4.
The parties hereto agree that the laws of California govern this Amendment and that any questions arising under this Amendment shall be construed according to the laws of California.

5.
This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.
This Amendment and the Company’s Change in Control Severance Policy constitute the entire agreement between the parties hereto with respect to the Employee’s severance benefits. Any changes, amendments, or supplements hereto must be made in writing and signed by both parties.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered on the date written above.

__________________________ ____________/S/___________________

By: Sudarshan Hebbar, M.D. By: Rachel Leheny, Ph.D.

Title: Chief Executive Officer

APPENDIX A

(a) “Cause” shall mean (i) Employee’s willful and material failure to perform his material duties and obligations (other than any such failure resulting from incapacity due to physical or mental illness), and, if the failure is one that can be corrected, Employee has been given notice specifying the failure and the actions reasonably required to correct the failure and ten (10) business days to correct it; (ii) Employee’s willful failure to comply with one or more valid and legal directives of the Board, which failure is not corrected within ten (10) business days after the Company has given Employee written notice specifying the failure in reasonable detail, and Employee has had an opportunity to address the Company with counsel present; (iii) any act of personal dishonesty, fraud, embezzlement, or misrepresentation, committed by Employee which is injurious to the Company; (iv) Employee’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude; (v) Employee’s material violation of a material written policy of the Company or the rules of any governmental or regulatory body applicable to the Company and, if the breach is one that can be corrected, Employee has been given notice specifying the breach and ten (10) business days to correct it; or (vi) Employee’s material breach of any material obligation under Employee’s Offer Letter or any other written agreement between Employee and the Company, and, if the breach is one that can be corrected, Employee has been given written notice specifying the breach and the actions reasonably required to correct the breach and ten (10) business days to correct it. For purposes of this provision, no act or failure to act on Employee’s part shall be considered “willful” unless it is done, or omitted to be done, by Employee in bad faith or without reasonable belief that Employee’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Employee in good faith and in the best interests of the Company.

(b) “Good Reason” shall mean the occurrence of any of the following, in each case during Employee’s employment without Employee’s written consent: (i) a material reduction in Employee’s base salary (unless pursuant to a salary reduction program applicable generally to the Company’s executives); (ii) a relocation of Employee’s principal place of employment (at the request of the Company) by more than thirty (30) miles from Employee’s then-current principal place of employment immediately prior to such relocation (and provided that Employee is not otherwise authorized to work remotely); (iii) any material breach by the Company of any material provision of the Offer Letter or any material provision of any other agreement between Employee and the Company; (iv) prior to a Change in Control (as defined in the Severance Policy), a material adverse change in Employee’s authority, duties, responsibilities, or reporting structure (other than temporarily while Employee is physically or mentally incapacitated or as required by applicable law); or (v) following a Change in Control (as defined in the Severance Policy), a material adverse change in Employee’s authority, duties, responsibilities, or reporting structure (other than temporarily while Employee is physically or mentally incapacitated or as required by applicable law), provided, however, that such changes solely resulting from the Company becoming a subsidiary, division or line of business of an acquiror that succeeds to the Company’s business will not by itself give rise to Good Reason. Employee cannot terminate Employee’s employment for Good Reason unless Employee have provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within thirty (30) days of the initial existence of such grounds and the Company has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances (the “Cure Period”). If Employee does not terminate employment for Good Reason within thirty (30) days after the end of the Cure Period, then Employee will be deemed to have waived Employee’s right to terminate for Good Reason with respect to such grounds. If the Company cures the Good Reason condition during the Cure Period, Good Reason is deemed not to have occurred.